Exhibit 99.1

USLG Announces Preliminary Results for 2022 – Reflects A Significant Revenue Increase for Cortes Campers

Euclid, Ohio, January 30, 2023 – US Lighting Group, Inc. (OTC PINK:USLG) (“USLG” or the “Company”), an innovative composite technology provider, today announced that, on a preliminary, unaudited basis, revenue for fiscal 2022 grew to over $1.0 million – more than ten times that of 2021, before the Company implemented its corporate strategy to focus on unique composite products and structures for the outdoor, active lifestyle market. The strong top line performance was driven by continued expansion of its Cortes Campers dealership base, with the number of retailers up over 70% from the prior year. The Company ended 2022 positioned for accelerated growth as production continues to increase.

“As we turn the corner on 2022, it’s important to note the solid foundation built this past year to prepare the Company for greater revenue and improved underlying performance going forward,” said Anthony Corpora, CEO and President of the USLG. “With sales of more than $1.0 million – and a strong dealership network that is continually growing – we’re ready to set new records of achievement in 2023. We remain focused on increasing our rate of production, shipping Cortes Campers to meet burgeoning demand, and executing on a growth strategy designed to heighten consumer awareness.

“Our dealers have an incredible brand presence in the market, often with multiple outlets in a state or several states, and our new floorplan financing allows Cortes Campers to partner with many large dealers across the country. Being a member of the RV Industry Association (RVIA) shows that our units are fully compliant with national and federal standards, and JD Power approval facilitates consumer financing. We continue to see higher revenue trends going forward, coincident with our dealers exhibiting at RV shows nationwide, and we expect to start shipping a new 22-foot model by the end of the second quarter. Overall, we remain on a path to profitability and are invigorated about the year ahead.”

About USLG

US Lighting Group (OTC:USLG) has three subsidiaries which design and market various products: Cortes Campers, LLC, for molded fiberglass travel trailers and campers; Futuro Houses, LLC, for fiberglass houses; Fusion X Marine, LLC, for high-performance boats; and one subsidiary, Mig Marine Corp., which manufacturers composite products. The Company and its subsidiaries have manufacturing and R&D facilities in Cleveland, Ohio. For additional information: www.uslightinggroup.com

About Cortes Campers, LLC

Cortes Campers is a revolutionary designer and marketer of state-of-the-art recreational vehicles, utilizing the highest quality marine materials to create lighter, stronger, and more durable RV travel trailers and campers. For additional information: www.cortescampers.com

Forward-Looking Statements

Certain statements in this news release, including, but not limited to, reference to distribution, demand, orders, sales goals, profitability, design effects, growth of the production and industries, may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. Statements included in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are typically, but not always, identified by the words: believe, expect, anticipate, intend, estimate, and similar expressions or which by their nature refer to future events. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those indicated by these statements.

Investor Relations Contact:

Chris Witty

646-438-9385

cwitty@darrowir.com